UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ACCURIDE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ACCURIDE CORPORATION
7140 OFFICE CIRCLE
P.O. BOX 15600
EVANSVILLE, IN 47716

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2006

Annual Meeting

The Annual Meeting of Stockholders of Accuride Corporation, a Delaware corporation (the “Company”), will be held on May 19, 2006, at 10:00 a.m. at Marriott Evansville Airport, 7101 Highway 41 North, Evansville, IN 47725.

At the meeting, stockholders will consider and vote upon the following proposals:

1.      ELECTION OF DIRECTORS.    To elect nominees for the Board of Directors (the “Board”) of the Company.

2.      RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.   To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year.

3.      OTHER BUSINESS.    To transact such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

The Board has fixed the close of business on April 7, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accordingly, only stockholders of record at the close of business on that day will be entitled to vote at the meeting, notwithstanding any transfer of shares on the books of the Company after that date.

A Proxy Statement, which contains information with respect to the matters to be voted upon at the meeting and a Proxy card and return envelope, are furnished herewith. Management urges each stockholder to carefully read the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ DAVID K. ARMSTRONG
David K. Armstrong
Corporate Secretary
Evansville, Indiana
Dated: April 18, 2006

IT IS DESIRABLE THAT AS MANY OF THE STOCKHOLDERS AS POSSIBLE BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. YOU ARE CORDIALLY INVITED TO ATTEND IN PERSON. REGARDLESS OF WHETHER YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR SHARES WILL BE REPRESENTED IN THE EVENT YOU ARE UNABLE TO ATTEND. SIGNING A PROXY AT THIS TIME WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

ACCURIDE CORPORATION
7140 OFFICE CIRCLE
P.O. BOX 15600
EVANSVILLE, IN 47716

PROXY STATEMENT

GENERAL

Date, Time and Place

This Proxy Statement (the “Proxy Statement”) is furnished to the stockholders of Accuride Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 10:00 a.m. on May 19, 2006, at Marriott Evansville Airport, 7101 Highway 41 North, Evansville, IN 47725, and any and all postponements or adjournments thereof. It is anticipated that this Proxy Statement and the enclosed proxy card (the “Proxy”) will be sent to such stockholders on or about April 24, 2006.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to (1) elect nominees for the Board, (2) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year, and (3) transact such other business as may properly come before the meeting or any and all postponements or adjournments thereof.

Proxy/Voting Instruction Cards and Revocability of Proxies

When the Proxy in the enclosed form is returned properly executed, the shares represented thereby will be voted at the meeting in accordance with the instructions given by the stockholder. If no instructions are given, the returned Proxy will be voted in favor of the election of the nominees named herein as directors and in favor of each of the other proposals. Any stockholder, including a stockholder personally attending the meeting, may revoke his or her Proxy at any time prior to its use by filing with the Secretary of the Company, at the corporate offices at 7140 Office Circle, P.O. Box 15600, Evansville, IN 47716, a written notice of revocation or a duly executed Proxy bearing a later date or by voting in person at the Annual Meeting.

Record Date and Share Ownership

Stockholders of record at the close of business on April 7, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 34,165,605 shares of the Company’s common stock were issued and 34,089,413 shares were outstanding. For information regarding security ownership by management and by 5% stockholders, see “Other Information—Share Ownership by Principal Stockholders and Management,” below.

Voting and Solicitation

Holders of shares of common stock are entitled to one vote per share on all matters to be acted upon at the meeting, including the election of directors. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) with the assistance of the Company’s transfer agent. The Inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. All other proposals require the favorable vote of a majority of the votes present and entitled to vote on the particular proposal. Abstentions will have the same effect as votes against such a proposal. Broker non-votes will not be counted as votes for or against such a proposal and will not be included in counting the number of votes necessary for approval of the proposal.

The shares represented by the proxies received, properly marked, dated, signed and not revoked will be voted at the Annual Meeting. Where such proxies specify a choice with respect to any matter to be acted on, the shares will be voted in accordance with the specifications made. Any proxy that is returned using the form of proxy enclosed and that is not marked as to a particular item will be voted, as the case may be, with respect to the item not marked: FOR the election of directors and FOR ratification of the appointment of the designated independent registered public accounting firm and as the proxy holders deem advisable on other matters that may come before the meeting. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals for the Next Annual Meeting

Any proposal to be presented at the Company’s next Annual Meeting of Stockholders must be received at the Company’s principal office no later than December 19, 2006, in order to be considered for inclusion in the Company’s proxy materials for such meeting. Any such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act of 1934, as amended (the “Exchange Act”), and be submitted in writing and addressed to the attention of the Company’s Corporate Secretary at 7140 Office Circle, P.O. Box 15600, Evansville, IN 47716. In accordance with our bylaws, proposals of stockholders intended to be presented at the Company’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) without inclusion of such proposals in the Company’s proxy statement and form of proxy relating to that meeting must be received by the Company no later than the close of business 90 days nor earlier than the close of business 120 days prior to the first anniversary of the Company’s 2006 Annual General Meeting of Stockholders (regardless of any adjournments of that meeting to a later date). If the date of our 2007 Annual Meeting is advanced by more than 30 days prior to or delayed (other than as a result of adjournment) by more than 30 days after the anniversary of our 2006 Annual General Meeting of Stockholders, the stockholder must submit any such proposal or nomination no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

PROPOSAL NO. ONE

ELECTION OF DIRECTORS

Nominees

A Board of eight directors is to be elected at the Annual Meeting. The Bylaws of the Company presently provide that the number of directors which shall constitute the whole Board shall be fixed from time to time by resolution adopted by the Board, and the number of directors is presently set at eight. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management’s eight nominees named below, all of whom are presently directors of the Company. The eight nominees receiving the highest number of affirmative votes will be elected as directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until his or her successor has been elected and qualified.

The names of the nominees, and certain information about them, are set forth below:

Name	Age	Director Since	Position
Nominees
Terrence J. Keating	56	2002	Director and Chief Executive Officer of Accuride Corporation
Mark D. Dalton	44	2005	Director
Frederick M. Goltz(1)(2)	35	1999	Director
James H. Greene, Jr.(1)(2)	55	1998	Director and Chairman
Donald T. Johnson, Jr.(3)	54	2006	Director
Craig H. Muhlhauser	57	2006	Director
Charles E. Mitchell Rentschler(2)(3)	66	2005	Director
Donald C. Roof(1)(3)	54	2005	Director

(1)          Member of the Nominating and Corporate Governance Committee.

(2)          Member of the Compensation Committee.

(3)          Member of the Audit Committee.

Terrence J. Keating has served as Chief Executive Officer and a director of the Company since May 2002. Additionally, Mr. Keating served as Accuride’s President from May 2002 to January 2006. He began his career with us in December 1996 and has formerly served as Vice President/Operations and Senior Vice President and General Manager/Wheels. Mr. Keating holds a B.S. in Mechanical Engineering Technology from Purdue University and an M.B.A. in Operations from Indiana University.

Mark D. Dalton has been a director of the Company since February 2005. From March 2000 to January 2005, Mr. Dalton served as a director of Transportation Technologies Industries, Inc. (“TTI”). Mr. Dalton has served as a managing director of Trimaran Fund Management, L.L.C. since August 2001. From December 1996 to August 2001, Mr. Dalton served as a managing director in the Leveraged Finance Group of CIBC World Markets Corp.

Frederick M. Goltz has been a director of the Company since June 1999. He has been a member of KKR & Co., L.L.C., the limited liability company that serves as the general partner to KKR, since January 2006. Previously, Mr. Goltz was an executive of KKR from March 1995 to December 2005, with the exception of the period from July 1997 to July 1998 during which time he earned an M.B.A. at INSEAD.

James H. Greene, Jr. has been a director of the Company since January 1998 and Chairman since April 2005. He has been a member of KKR & Co., L.L.C., the limited liability company that serves as the general partner to KKR, since January 1996. He is also a director of Alliance Imaging, Inc., Avago Technologies, NuVox, Inc., SunGard Data Systems, Inc. and Zhone Technologies, Inc.

Donald T. Johnson, Jr. has been a director of the Company since April 2006. Mr. Johnson has been the President and Chief Operating Officer of Aftermarket Technology Corp., or ATAC, since January 2004. In February 2004 Mr. Johnson became Chief Executive Officer of ATAC, and became a member of ATAC’s Board of Directors in May 2004 and Chairman of ATAC’s Board in June 2005. Before joining ATAC, Mr. Johnson was Global Director, Parts, Supply and Logistics for Ford Motor Company since 1999. Mr. Johnson holds a B.A. in Management from the University of Illinois.

Craig H. Muhlhauser has been a director of the Company since April 2006. Mr. Muhlhauser has been President and an Executive Vice President, Worldwide Sales and Business Development of Celestica Inc. since May 2005. Previously, Mr. Muhlhauser was employed by Exide Technologies, where he served as President and Chief Executive Officer from April 2004 through March 2005; as Chairman and Chief Executive Officer from September 2001 through April 2004; and as the President, Chief Operating Officer and Member of the Office of the Chairman from July 2000 to September 2001. Exide filed a petition for relief under Chapter 11 of the Bankruptcy Code on April 15, 2002. Mr. Muhlhauser holds a Master of Science degree in Mechanical Engineering and Bachelor of Science degree in Aerospace Engineering from the University of Cincinnati.

Charles E. Mitchell Rentschler has been a director of the Company since March 2005. Mr. Rentschler has served as Director, Industrial Research with Foresight Research Solutions since June 2005, and was previously a principal with Langenberg & Company, a private industrial securities research firm, from August 2003 to June 2005 when it merged with Foresight Research Solutions. From 2001 to 2002, Mr. Rentschler was an independent business consultant providing general business consulting services to the foundry industry. Mr. Rentschler served as President and Chief Executive Officer of The Hamilton Foundry & Machine Co. from 1985 until 2001. Mr. Rentschler is a director of Hurco Companies, Inc. and serves on its audit committee.

Donald C. Roof has been a director of the Company since March 2005. Mr. Roof has been the Executive Vice President, Chief Financial Officer and Treasurer of Joy Global Inc. since June 2001. From May 1999 to February 2001, Mr. Roof served as the President and Chief Executive Officer of Heafner Tire Group, Inc. Mr. Roof previously served on the audit committee of Fansteel Inc. from September 2000 to March 2003.

Vote Required; Recommendation of Board of Directors

If a quorum is present and voting, the nominees receiving the highest number of votes, up to the number of directors to be elected, will be elected as directors. Directors will be elected by a plurality of the votes cast that are present in person or represented by proxy. Abstentions, withheld votes and broker non-votes will not affect the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH HEREIN.

The Board of Directors and its Committees

The Board has an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. During the 2005 fiscal year, the Board held six meetings (including one conference call); the Audit Committee held four meetings; the Compensation Committee held two meetings; and the Nominating and Corporate Governance Committee held one meeting. Each of the Company’s incumbent directors attended at least 75% of each of (i) the total number of meetings of the

Board and (ii) the total number of meetings of committees of the Board on which such person served during the 2005 fiscal year. Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting, the Company encourages directors to attend, but recognizes that circumstances may prevent attendance from time to time. To facilitate attendance and reduce travel costs, the Company plans to schedule its Annual Meeting to occur immediately before or after a periodic meeting of the Board, although in some years scheduling conflicts may prevent this arrangement. The Company will report the number of directors present at the 2006 Annual Meeting of Stockholders in accordance with SEC rules.

The Board has determined that Messrs. Greene, Goltz, Johnson, Muhlhauser, Rentschler and Roof are “independent” as that term is defined in the New York Stock Exchange (“NYSE”) Rules. In making that determination, the Board considered objective standards set forth in the NYSE Corporate Governance Rules and also reviewed relationships between each director and the Company in detail to determine whether, despite satisfying NYSE standards for independence, any such director has relationships with the Company that, individually or in the aggregate, would prevent the Board from finding that such director is independent or would be reasonably expected to interfere with such person’s exercise of independent judgment. The Board also considered directors’ relationships with the Company from the standpoint of both the nominee and the persons and organizations with which the nominee has an affiliation. In addition, the Board has determined that each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has adopted a charter for each of the three standing committees.

Audit Committee

The primary purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit Committee acts pursuant to a written charter that has been adopted by the Board. A more complete description of the powers and responsibilities delegated to the Audit Committee is set forth in the Audit Committee Charter, which is posted in the Investor Information section of our website at www.accuridecorp.com and is attached hereto as Appendix A. Prior to our initial public offering on April 26, 2005, the Audit Committee was comprised of James H. Greene, Jr., Frederick Goltz and Todd Fisher. Mr. Fisher resigned from our Board effective December 16, 2005. Subsequent to our initial public offering, the Audit Committee was composed of two non-employee directors, Messrs. Roof and Rentschler. Donald T. Johnson, Jr. joined our Audit Committee in April 2006. Mr. Roof serves as Chairman. The Audit Committee met four times during the 2005 fiscal year. The Board has determined that all current members of the Audit Committee are “independent” as that term is defined in the New York Stock Exchange’s corporate governance rules. The Board has further determined that Mr. Roof is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee determines salaries and incentive compensation, awards stock options to executive officers and employees under the Company’s stock option plans, and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. A more complete description of the powers and responsibilities delegated to the Compensation Committee is set forth in the Compensation Committee Charter, which is posted in the Investor Information section of our website at www.accuridecorp.com. During the 2005 fiscal year, the Compensation Committee was composed of three non-employee directors, Messrs. Greene, Goltz and Rentschler. Mr. Greene serves as Chairman. The Compensation Committee met two times during the 2005 fiscal year. The Board has determined that all of the members of the Compensation Committee are “independent” as defined in the New York Stock Exchange Rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee acts pursuant to a written charter that has been adopted by the Board. The Nominating and Corporate Governance Committee establishes qualification standards for Board membership, identifies qualified individuals for Board membership, considers and recommends director nominees for approval by the Board and the stockholders and oversees the evaluation of the Board. The Nominating and Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. The Nominating and Corporate Governance Committee is composed of three non-employee directors, Messrs. Greene, Goltz and Roof. Mr. Greene serves as Chairman. The Nominating and Corporate Governance Committee met one time in conjunction with the Board meetings during the 2005 fiscal year. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is “independent” as defined in the New York Stock Exchange Rules.

Each of our sponsors, KKR and Trimaran, has certain rights to designate a specified number of directors based on their ownership interest in the Company’s common stock. Further, each of our sponsors has agreed, pursuant to certain terms and conditions, to vote in support of the other sponsor’s designated Board member or members. See “Certain Relationships and Related Transactions—2005 Shareholder Rights Agreement.”

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. To date, the Company has not received any recommendations from stockholders requesting that the Nominating and Corporate Governance Committee consider a candidate for inclusion among the Committee’s slate of nominees in the Company’s proxy statement. As specified in the Company’s Bylaws, stockholders recommending director candidates must provide all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder, including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

In evaluating director nominees, the Nominating and Governance Committee considers the following criteria:

•       personal and professional integrity, ethics and values;

•       experience in corporate management, such as serving as an officer or former officer of a publicly held company and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•       experience in the Company’s industry and with relevant social policy concerns;

•       experience as a board member of another publicly held company;

•       academic expertise in an area of the Company’s operations; and

•       practical and mature business judgment, including ability to make independent analytical inquiries.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Nominating and Corporate Governance Committee may, however, consider such other factors as it deems are in the best interests of the Company and its stockholders. All candidates are reviewed in the same manner regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the

Board with that of obtaining new perspectives. If any member of the Board does not wish to continue in service or if the Nominating and Corporate Governance Committee decides not to nominate a member for re-election, unless the Board determines not to fill a vacancy, the Committee will identify the desired skills and experience of a new nominee as outlined above. To date, the Company has not engaged a third party to identify or evaluate or assist in identifying potential nominees, although the Company reserves the right to do so in the future.

Stockholders may send any recommendations for director nominees or other communications to the Board or any individual director c/o Accuride Corporation, ATTN: Corporate Secretary, 7140 Office Circle, P.O. Box 15600, Evansville, IN 47716. All communications received will be reported to the Board or the individual directors, as appropriate.

Non-management Director Executive Sessions

To promote open discussion among the non-management directors, our non-management directors meet at regularly scheduled “executive sessions” in which those directors meet without management participation. The Chairman of our Board presides over these meetings. Additionally, in the event our non-management directors include directors who are not also “independent” under NYSE rules, the “independent” directors will meet separately at lease once per year in executive session. Interested parties may communicate directly with our non-management directors by writing to Accuride Corporation, ATTN: Non-management Directors, c/o Corporate Secretary, 7140 Office Circle, P.O. Box 15600, Evansville, IN 47716.

Code of Ethics

The Board has also adopted a formal code of conduct that applies to all of the Company’s employees, officers and directors. You can access the latest copy of the Code of Conduct, as well as our Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board in the Investor Information section of our website at www.accuridecorp.com. Additionally, these documents are available in print to any shareholder who requests them by writing to Accuride Corporation, ATTN: Corporate Secretary, 7140 Office Circle, P.O. Box 15600, Evansville, IN 47716.

Director Compensation

Directors employed by us do not receive any separate compensation for services performed as a director. Each non-employee director receives a $45,000 annual retainer, the chairmen of the audit and compensation committees receive additional annual retainers of $15,000 and $10,000, respectively, while other members of these committees receive an additional $5,000 annual retainer. At the election of the non-employee directors, the retainers will be payable in either cash or in shares of our common stock. Each of our non-employee directors at the time of our IPO received under the Accuride Corporation 2005 Incentive Award Plan an option to purchase 25,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which was $9.00 per share, the initial public offering price per share. Such options were fully vested at grant, but will become exercisable in one-third increments over a three-year period on each anniversary of the date of grant. The Company intends to grant 25,000 options to purchase its common stock to each director upon his/her election to the Board, such options will have an exercise price equal to the fair market value of our common stock on the date of grant and will be fully vested at grant, but will become exercisable in one-third increments over a three year period on each anniversary of the grant date. Additionally, we reimburse directors for expenses incurred in connection with attendance at Board or committee meetings.

PROPOSAL NO. TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY

Deloitte & Touche LLP (“Deloitte”) has been the independent registered public accounting firm for the Company since 1997 and, upon recommendation of the Audit Committee of the Board, their reappointment as the Company’s independent registered public accounting firm for the 2006 fiscal year has been approved by the Board, subject to ratification by the stockholders.

The Company has been advised that a representative of Deloitte will be present at the Annual Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

The following table sets forth the aggregate fees billed or to be billed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the following services during fiscal 2005 and 2004:

Description of Services	2005 Fees	2004 Fees
Audit fees(1)	$2,077	$523
Audit-related fees(2)	271	949
Tax fees(3)	824	464
All other fees(4)	39	260
Total	$3,211	$2,196

(1)          Audit Fees:  represents the aggregate fees billed or to be billed for professional services rendered for the audits of our annual financial statements and for the review of the financial statements included in our quarterly reports during such periods, or for services that are normally provided in connection with statutory and regulatory filings or engagements, including fees billed for issuance of securities.

(2)          Audit-Related Fees:  represents the aggregate fees billed or to be billed for assurance and related services, that are reasonably related to the performance of the audit or review of our financial statements, but are not included as Audit Fees, such as employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and internal control reviews. For fiscal 2005, $10 was related to Sarbanes-Oxley Act, Section 404 advisory services.

(3)          Tax Fees:  represents the aggregate fees billed or to be billed for professional services rendered for U.S. federal, state and foreign tax compliance, acquisition related tax integration and tax restructuring and tax restructuring services.

(4)          Other Fees:  represents the aggregate fees billed or to be billed consisting of permitted non-audit services. Services rendered in 2005 and 2004 pertain to dispute consulting services related to certain fire damage and business continuity insurance claims.

All of these services for fiscal 2005 and 2004 were approved by the Audit Committee in accordance with the pre-approval policies described below.

In accordance with the Audit Committee charter, the Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other permitted non-audit services. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee may elect to delegate pre-approval authority to one or more designated Committee members in accordance with its charter. The Audit Committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence.

Vote Required; Recommendation of the Board of Directors

Although not required to be submitted for stockholder approval, the Board has conditioned its appointment of the Company’s independent registered public accounting firm upon receiving the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting. In the event the stockholders do not approve the selection of Deloitte & Touche LLP, the appointment of the Company’s independent registered public accounting firm will be reconsidered by the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2006 FISCAL YEAR.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file certain reports regarding ownership of, and transactions in, the Company’s securities with the Securities and Exchange Commission (the “SEC”). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2005 all filing requirements applicable to the Company’s executive officers, directors and more than 10% stockholders were complied with except for a Form 4 filed late for Mr. Keating covering one transaction, a Form 4 filed late for Jay Bloom covering one transaction, a Form 4 filed late for Dean C. Kehler covering one transaction, a Form 4 filed late for Andrew R. Heyer covering one transaction and a Form 4 filed late for Trimaran Investments II, L.L.C covering one transaction.

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of the Company as of April 7, 2006 by:

•       all persons known to the Company to be the beneficial owners of more than 5% of the Company’s common stock,

•       each of the officers named in the Summary Compensation Table (the “Named Executive Officers”),

•       each director and director nominee, and

•       all directors and executive officers as a group.

A total of 34,165,605 shares of the Company’s common stock were issued and 34,089,413 shares were outstanding as of April 7, 2006. Unless otherwise indicated, the address for each listed beneficial owner is c/o Accuride Corporation, 7140 Office Circle, P.O. Box 15600, Evansville, IN 47716.

Name and Address	Shares Beneficially Owned	Approximate Percent Owned
5% Holders:
KKR 1996 GP L.L.C.(1) c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street New York, NY 10019	7,850,213	23.0%
Entities affiliated with Trimaran Investments II, L.L.C.(2) c/o Trimaran Capital Partners 622 Third Avenue, 35th Floor New York, NY 10017	3,897,348	11.4%
Entities affiliated with Stadium Capital Management, LLC(3) c/o Stadium Capital Management, LLC 19785 Village Office Court, Suite 101 Bend, OR 97702	3,533,300	10.3%
Entities affiliated T. Rowe Price Associates(4) c/o T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	2,836,400	8.3%
Directors & Named Executive Officers:
Mark D. Dalton(2)(5)	3,541,689	10.4%
Frederick M. Goltz(1)(6)	8,333	*
James H. Greene, Jr.(1)(7)	7,858,546	23.0%
Donald T. Johnson, Jr.	0	*
Terrence J. Keating(8)	279,320	*
Craig H. Muhlhauser	0	*
Charles E. Mitchell Rentschler(9)	8,333	*
Donald C. Roof(10)	13,333	*
David K. Armstrong(11)	121,501	*
Elizabeth I. Hamme(12)	157,104	*
John R. Murphy(13)	111,600	*
Henry L. Taylor(14)	160,604	*
All current directors and executive officers as a group (14 persons)(15)	12,345,039	36.1%

*                    Less than one percent (1%)

   (1)  Shares of common stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by Hubcap Acquisition. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., which is the sole general partner of KKR 1996 Fund L.P. KKR 1996 Fund L.P. is one of two members of Hubcap Acquisition and owns more than a 95% equity interest in Hubcap Acquisition. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts, and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Perry Golkin, Johannes P. Huth, Todd A. Fisher and Alexander Navab, Jr. Mr. Greene is a member of our Board, and may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP L.L.C. Mr. Greene disclaims beneficial ownership. Mr. Frederick M. Goltz is a member of our Board and is also a member of KKR. Mr. Goltz disclaims that he is the owner (beneficial or otherwise) of any shares beneficially owned by KKR Associates 1996 L.P.

   (2)  Shares beneficially held by entities affiliated with Trimaran Investments II, L.L.C. were acquired in the TTI merger and are held by the following entities:  Trimaran Fund II, L.L.C holds 1,241,021 shares; Trimaran Capital, L.L.C. holds 80,134 shares; Trimaran Parallel Fund II, L.P. holds 522,502 shares, CIBC Employee Private Equity Fund (Trimaran) Partners holds 808,090 shares; CIBC Capital Corporation holds 881,609 shares and Caravelle Investment Fund, L.L.C. holds 363,992 shares. Mr. Dalton is associated with Trimaran Capital Partners and may be deemed to share beneficial ownership of all shares listed above except those owned by Caravelle Investment Fund, L.L.C., but disclaims beneficial ownership of such common stock. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler are managing members of Trimaran Investments II, L.L.C., the managing member of Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation. As a result, Messrs. Bloom, Heyer and Kehler may be deemed to beneficially own all of the shares of common stock held directly or indirectly by these entities. Messrs. Bloom, Heyer and Kehler have investment and voting power with respect to shares owned by these entities but disclaim beneficial ownership of such shares except with respect to approximately 26,712, 26,711 and 26,711, respectively, of the shares owned by Trimaran Capital, L.L.C.

   (3)  Based solely on Schedule 13G filed with the SEC on February 13, 2006 by Stadium Capital Management, LLC, a Delaware limited liability company (SCM). SCM, Alexander M. Seaver and Bradley R. Kent disclaim beneficial ownership of the shares except to the extent of their respective pecuniary interest therein. Stadium Relative Value Partners, L.P., a California limited partnership (SRV), is the beneficial owner of 1,800,500 of the 3,533,500 shares beneficially owned by SCM and filed the Schedule 13G jointly with the other filers, but not as a member of a group and expressly disclaims membership in a group. SCM is an investment adviser whose clients, including SRV, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. Alexander M. Seaver and Bradley R. Kent are the Managing Members of SCM, which is the general partner of SRV.

   (4)  Based solely on Schedule 13G filed with the SEC on February 14, 2006 by T. Rowe Price Associates, Inc, organized in the State of Maryland. These securities are owned by various individual and institutional investor which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

   (5)  Mr. Dalton’s beneficial ownership includes 8,333 shares issuable pursuant to options exercisable at $9.00 per share. Mr. Dalton disclaims beneficial ownership of the shares, which will be assigned to Trimaran Investments II, L.L.C. when exercised.

   (6)  Mr. Goltz’s beneficial ownership includes 8,333 shares issuable pursuant to options exercisable at $9.00 per share.

   (7)  Mr. Greene’s beneficial ownership includes 8,333 shares issuable pursuant to options exercisable at $9.00 per share.

   (8)  Mr. Keating’s beneficial ownership includes 32,824 shares issuable pursuant to options exercisable at $8.461 per share, 196,803 shares issuable pursuant to options exercisable at $2.962 per share and 29,550 shares issuable pursuant to options exercisable at $9.00 per share.

   (9)  Mr. Rentschler’s beneficial ownership includes 8,333 shares issuable pursuant to options exercisable at $9.00 per share.

(10) Mr. Roof’s beneficial ownership includes 8,333 shares issuable pursuant to options exercisable at $9.00 per share.

(11) Mr. Armstrong’s beneficial ownership includes 22,640 shares issuable pursuant to options exercisable at $8.461 per share, 61,068 shares issuable pursuant to options exercisable at $2.962 per share and 14,036 shares issuable pursuant to options exercisable at $9.00 per share.

(12) Ms. Hamme’s beneficial ownership includes 34,324 shares issuable pursuant to options exercisable at $8.461 per share, 85,104 shares issuable pursuant to options exercisable at $2.962 per share and 14,036 shares issuable pursuant to options exercisable at $9.00 per share. Ms. Hamme beneficially owns 23,640 shares held in the name of the Elizabeth I. Hamme Living Trust, dated July 23, 1999.

(13) Mr. Murphy’s beneficial ownership includes 37,197 shares issuable pursuant to options exercisable at $8.461 per share, 52,241 shares issuable pursuant to options exercisable at $2.962 per share and 22,162 shares issuable pursuant to options exercisable at $9.00 per share.

(14) Mr. Taylor’s beneficial ownership includes 37,824 shares issuable pursuant to options exercisable at $8.461 per share, 85,104 shares issuable pursuant to options exercisable at $2.962 per share and 14,036 shares issuable pursuant to options exercisable at $9.00 per share.

(15) Includes shares that may be deemed to be beneficially held by Messrs. Greene and Goltz due to their relationships with KKR 1996 GP L.L.C. and by Mr. Dalton due to his relationship with Trimaran and Caravelle Investment Fund, L.L.C. Also includes 852,668 shares of common stock issuable upon the exercise of fully exercisable options. The total number of shares listed does not double count the shares that may be beneficially attributable to more than one person.

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers as of April 7, 2006. Information regarding our directors is set forth in “Proposal No. One—Election of Directors” presented earlier in this proxy statement.

Name	Age	Position(s)
Terrence J. Keating	56	Director and Chief Executive Officer
John R. Murphy	55	President and Chief Financial Officer
David K. Armstrong	49	Senior Vice President/Finance, General Counsel and Corporate Secretary
Elizabeth I. Hamme	55	Senior Vice President/Human Resources
Henry L. Taylor	52	Senior Vice President/Sales and Marketing
Robert L. Nida	62	Senior Vice President/Accuride Wheels, Gunite and Brillion Iron Works
Anthony A. Donatelli, Sr.	56	Senior Vice President/Imperial Group and Bostrom Seating

Terrence J. Keating.   Please see Mr. Keating’s biography set forth in “Proposal No. One—Election of Directors,” presented earlier in this Proxy Statement.

John R. Murphy has served as Accuride’s President and Chief Financial Officer since February 2006. Mr. Murphy previously served as Executive Vice President/Finance and Chief Financial Officer of the Company from March 1998 to January 2006. Mr. Murphy also serves as a director of O’Reilly Automotive, Inc., where he is the Chairman of its audit committee and a member of the governance/nominating committee. Mr. Murphy holds a B.S. in Accounting from the Pennsylvania State University and an M.B.A. from the University of Colorado.

David K. Armstrong has served as Accuride’s Senior Vice President/Finance, General Counsel and Corporate Secretary since February 2006. Mr. Armstrong previously served as Senior Vice President/General Counsel and Corporate Secretary for the Company from October 1998 to January 2006. Mr. Armstrong holds a B.S. and MAcc in Accounting and a Juris Doctorate, all from Brigham Young University.

Elizabeth I. Hamme has served as Senior Vice President/Human Resources since February 1995. Ms. Hamme holds a B.A. in Political Science and an M.A. in Adult Education from George Washington University.

Henry L. Taylor has served as Senior Vice President/Sales and Marketing since July 2002. He formerly served as Vice President/Marketing from April 1996 to June 2002. Mr. Taylor holds a B.S. in Marketing and Management from the University of Nevada, Reno and has completed graduate courses in business at the University of Nevada, Reno, St. Louis University and Case Western University.

Robert L. Nida has served as Senior Vice President/Accuride Wheels, Gunite and Brillion Iron Works since August 2005. Mr. Nida previously served as Vice President/GM Steel Wheels from May 2004 to August 2005. From July 2002 to May 2004, he served as Vice President Technology and Continuous Improvement. From January 2000 to July 2002, he served as Director of Continuous Improvement and Director General of Accuride de Mexico. Mr. Nida holds a B.A. in Sociology from Bridgewater College and a Masters in Total Quality Management from Friends University.

Anthony A. Donatelli, Sr. has served as Senior Vice President/Imperial Group and Bostrom Seating since February 2006. Mr. Donatelli joined Accuride Corporation as President and Chief Executive Officer of Imperial Group in February 2005 as part of Accuride’s merger with Transportation Technologies Industries, Inc. Mr. Donatelli has served as the President and CEO of Imperial Group since May 2003. Previously, Mr. Donatelli served as Executive Vice President and Chief Operating Officer of Imperial

Group from May 2002 to May 2003. Prior to joining Imperial Group, Mr. Donatelli served as Program Manufacturing Manager for Commercial Truck and Vans for General Motors Corporation from October 2000 to April 2002. Mr. Donatelli holds a Bachelor of Science in Electrical Engineering from General Motors Institute and completed an executive development program at Indiana University in 1999.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following tables set forth the cash and non-cash compensation for services in all capacities to Accuride for 2003, 2004 and 2005 of (1) our Chief Executive Officer and (2) our four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 2005. We refer to these officers as the “named executive officers.”

					Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (a)	Restricted Stock Award(s)	Securities Underlying Options/ SARs	LTIP Payouts	All Other Compensation (b)
Terrence J. Keating	2005	$562,770	$536,239	$44,747	—	118,200	—	$255,230
(Chief Executive Officer)	2004	$365,137	$289,988	$26,232	—	17,730	—	$300,000
	2003	$330,000	$352,249	$10,066	—	—	—	$119,423
John R. Murphy	2005	$451,699	$466,405	$28,916	—	88,650	—	$210,425
(President and CFO)	2004	$296,480	$248,642	$16,992	—	14,775	—	$337,817
	2003	$283,500	$374,092	$9,499	—	—	—	$120,769
David K. Armstrong	2005	$288,319	$220,119	$43,834	—	56,145	—	$71,908
(Senior Vice President /	2004	$209,885	$119,035	$14,446	—	11,820	—	$94,697
Finance and General Counsel)	2003	$200,700	$176,556	$9,588	—	—	—	$53,769
Elizabeth I. Hamme	2005	$258,906	$196,490	$28,347	—	56,145	—	$92,919
(Senior Vice President /	2004	$187,355	$106,260	$9,603	—	11,820	—	$190,715
Human Resource)	2003	$179,160	$157,607	$9,479	—	—	—	$52,930
Henry L. Taylor	2005	$253,563	$186,524	$27,450	—	56,145	—	$62,078
(Senior Vice President / Sales	2004	$177,850	$101,039	$10,924	—	11,820	—	$48,530
and Marketing)	2003	$170,040	$128,925	$9,391	—	—	—	$44,416

(a)              Compensation includes financial planning service fees, vacation sold, profit sharing paid, gross-ups on financial planning and gift certificate as follows:

	Year	Financial Planning Service Fees Plus Gross-up	Vacation Sold	Profit Sharing Paid	Gift Certificate/ Award Plus Gross-up
Mr. Keating	2005	$22,451	$11,154	$11,070	$72
	2004	$9,478	$16,754	—	—
	2003	$10,030	—	—	$36
Mr. Murphy	2005	$17,774	—	$11,070	$72
	2004	$9,478	$7,442	—	$71
	2003	$9,355	—	—	$144
Mr. Armstrong	2005	$17,941	$14,751	$11,070	$72
	2004	$9,531	$4,863	—	$72
	2003	$9,443	—	—	$145
Ms. Hamme	2005	$17,941	—	$10,117	$289
	2004	$9,531	—	—	$72
	2003	$9,443	—	—	$36
Mr. Taylor	2005	$17,774	—	$9,604	$72
	2004	$9,478	$1,374	—	$72
	2003	$9,355	—	—	$36

(b)             Compensation includes contributions made by the Company to the employees’ non-qualified retirement plans, executive retirement plan, qualified savings plan (company match and/or profit sharing), the Executive Life Insurance Plan (which provides employees with a bonus to pay for a universal life insurance policy that is fully owned by the employee), personal excess umbrella insurance coverage, distribution upon termination of supplemental savings plan and gross-ups as set forth below:

	Year	Non-Qualified Retirement Plans Plus Gross-Up(c)	Executive Retirement Allowance Policy(c)	Company Match & Profit Sharing	ELIP Premiums Plus Gross-up	Umbrella Insurance Premium Plus Gross-up	Distribution Upon Termination of Supplemental Savings Plan(c)
Mr. Keating	2005	—	$181,078	$9,430	$62,040	$2,682	—
	2004	—	$78,427	$20,493	$43,653	$2,297	$155,130
	2003	$69,017	—	$25,681	$22,607	$2,118	—
Mr. Murphy	2005	—	$140,342	$9,430	$57,971	$2,682	—
	2004	—	$48,119	$18,328	$29,775	$2,297	$239,298
	2003	$63,728	—	$25,148	$29,775	$2,118	—
Mr. Armstrong	2005	—	$39,248	$9,362	$21,607	$1,691	—
	2004	—	$12,918	$14,012	$15,000	$1,446	$51,321
	2003	$17,969	—	$19,000	$15,000	$1,417	—
Ms. Hamme	2005	—	$43,554	$8,474	$39,200	$1,691	—
	2004	—	$10,252	$12,886	$18,621	$1,446	$147,510
	2003	$15,823	—	$17,069	$18,621	$1,417	—
Mr. Taylor	2005	—	$32,684	$8,860	$18,852	$1,682	—
	2004	—	$8,487	$12,848	$17,005	$1,436	$8,754
	2003	$9,946	—	$16,058	$17,005	$1,407	—

(c)              The Accuride Supplemental Savings Plan (“SSP”), was terminated in January 2004 at which time the asset balances were distributed to the participants in the plan. The Executive Retirement Allowance Policy was established as a replacement to the terminated SSP.

Option Grants in Fiscal 2005

The following table sets forth information regarding stock options we granted during the fiscal year ended December 31, 2005 to the named executive officers. We granted options to purchase common stock equal to a total of 995,125 shares during 2005. Potential realizable values are net of exercise price before taxes, and are based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of Shares of Common Stock Underlying Option/ SARs	Percentage of Total Options/SARs Granted to Employees in	Exercise or Base Price Per	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Granted	FY 2005	Share	Date	5%	10%
Terrence J. Keating	118,200	11.9%	$9.00	4/26/15	$669,018	$1,695,423
John R. Murphy	88,650	8.9%	$9.00	4/26/15	$501,764	$1,271,567
David K. Armstrong	56,145	5.6%	$9.00	4/26/15	$317,784	$805,326
Elizabeth I. Hamme	56,145	5.6%	$9.00	4/26/15	$317,784	$805,326
Henry L. Taylor	56,145	5.6%	$9.00	4/26/15	$317,784	$805,326

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during fiscal 2005 and the number of shares of our common stock subject to exercisable and unexercisable stock options held by the named executive officers as of December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Terrence Keating	5,000	$23,945	229,627	127,065	$1,906,539	$549,080
John R. Murphy	40,519	$194,045	164,438	101,179	$1,457,458	$441,978
David K. Armstrong	13,000	$59,007	107,564	64,419	$975,277	$288,193
Elizabeth I. Hamme	3,500	$17,147	119,428	62,055	$998,128	$277,699
Henry L. Taylor	—	—	122,928	62,055	$1,013,664	$277,699

(1)          Market value of the underlying securities is based on the closing price of $12.90 of Accuride common stock on December 30, 2005, the last trading day of the year.

Pension Plan Disclosure

The Accuride Cash Balance Pension Plan (“Retirement Plan”) covers certain employees of the Company. Under the Retirement Plan, each participant has a “cash balance account” which is established for bookkeeping purposes only. Each year, each participant’s cash balance account is credited with a percentage of the participant’s earnings (as defined in the Retirement Plan). The percentage ranges from 2% to 11.5%, depending on the participant’s age, years of service and date of participation in the Retirement Plan. If a participant has excess earnings above the Social Security taxable wage base, then an additional 2% of the excess earnings amount is credited to the participant’s account. Participants’ accounts also are credited with interest each year, based upon the rates payable on certain U.S. Treasury debt instruments. Employees first becoming participants after January 1, 1998 also receive an additional credit for their first year of service.

A participant’s benefit at normal retirement age, if calculated as a lump sum payment, equals the balance of his or her cash balance account. The actuarial equivalent of the account balance also can be paid as a single life annuity, a qualified joint and survivor annuity, or an alternative form of payment allowed under the Retirement Plan.

The estimated annual benefits payable upon retirement at normal retirement age (assuming continued compensation at the present amounts until normal retirement age, crediting of interest at a 7% rate and disregarding future cost-of-living increases in the Social Security wage base and qualified plan compensation and benefit limits), for each of the following named executive officers are:

Terrence J. Keating	$47,300
John R. Murphy	$48,100
David K. Armstrong	$71,100
Elizabeth I. Hamme	$48,600
Henry L. Taylor	$61,300

Severance and Change in Control Agreements

We have entered into severance agreements with certain senior management employees, including the named executive officers, pursuant to which in the event of any such employee’s termination “without cause” or “for good reason” (as defined therein) we will pay such employee one year’s base salary.

In addition to the severance agreements described above, we have entered into change in control agreements with senior management employees, including the named executive officers, and certain other key executives. Under these agreements, each participating executive is entitled to severance benefits if his or her employment with us is terminated within 18 months of a change in control or partial change in control (each as defined in the agreement) either by the employee for good reason or by us for any reason other than cause, disability, normal retirement or death. A change in control under these agreements includes any transaction or series of related transactions as a result of which at least a majority of our voting power is not held, directly or indirectly, by the persons or entities who held our securities with voting power before such transactions and KKR has liquidated at least 50% of its equity investment valued at such time for cash consideration. In the event of a covered termination, (1) severance benefits for Tier I (Messrs. Keating and Murphy) include a payment equal to 300% of the employee’s salary at termination plus 300% of the greater of (i) the annualized incentive compensation the employee would be entitled to as of the date on which the change of control or partial change in control occurs or (ii) the average incentive compensation award over the three years prior to termination, (2) severance benefits for Tier II (Messrs. Armstrong and Taylor and Ms. Hamme) include a payment equal to 200% of the employee’s salary plus 200% of the greater of (i) the annualized incentive compensation the employee would be entitled to as of the date on which the change of control or partial change in control occurs or (ii) the average incentive compensation award over the three years prior to termination and (3) severance benefits for Tier III (other key executives) include a payment equal to 100% of the employee’s salary. The agreements also provide for the continuance of certain other benefits, including reimbursement for forfeitures under qualified plans and health insurance coverage until the earlier of the employee becoming eligible for coverage by a subsequent employer or the expiration of 18 months from the date of termination. Any payment received under the change in control agreement will be reduced by the full amount of any payments to which the executive may be entitled due to termination pursuant to any other company severance policy.

Compensation Committee Interlocks and Insider Participation

Messrs. Greene, Goltz and Rentschler, with Mr. Greene as chairman, currently serve as members of the Compensation Committee. Messrs. Greene and Goltz are members of KKR 1996 GP L.L.C., which beneficially owns approximately 23% of our outstanding common stock, and are members of KKR & Co., L.L.C., which serves as general partner of KKR. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transportation Technologies Industries, Inc. Merger

On December 24, 2004, Accuride, Amber Acquisition Corp., a wholly-owned subsidiary of Accuride, Transportation Technologies Industries, Inc. (“TTI”) the persons listed on Annex I to the merger agreement, whom we refer to as the signing stockholders, and Andrew Weller, Jay Bloom and Mark Dalton, as the TTI Stockholder Representatives, entered into an agreement and plan of merger, which was amended on January 28, 2005. We refer to the agreement and plan of merger, as amended, as the merger agreement. Pursuant to the merger agreement, on January 31, 2005, Accuride acquired TTI through the merger of Amber Acquisition Corp., a wholly-owned subsidiary of Accuride, with and into TTI, with TTI continuing as the surviving corporation, which we refer to as the TTI merger.

At the effective time of and as a result of the TTI merger, (1) each share of TTI common stock, TTI Series D Preferred Stock and TTI Series E Preferred Stock was converted into the right to receive the number of shares of our common stock equal to the applicable exchange ratio specified in the merger agreement, (2) each share of TTI Series A Preferred Stock and TTI Series C Preferred Stock was converted into the right to receive the number of shares of our common stock equal to the applicable exchange ratio specified in the merger agreement and the right to receive a certain number of additional shares of our common stock contingent upon the occurrence of certain events, (3) all shares of common stock and preferred stock held in the treasury of TTI, or any of its subsidiaries, were cancelled and retired, (4) each outstanding option to purchase TTI common stock was terminated and (5) each outstanding warrant to purchase TTI common stock was terminated. Certain holders of TTI’s common stock and preferred stock received cash from TTI in exchange for their interests in TTI prior to the closing. The number of shares of common stock issued by us to holders of preferred and common stock of TTI in connection with the TTI merger was 7,964,236.

On February 1, 2005, our Board was increased from four to seven members, consisting of the four Accuride directors, Messrs. Fisher, Greene, Goltz and Keating, and three former directors of TTI, Messrs. Bloom, Dalton and Weller. On March 3, 2005, our Board was increased from seven to eight members and James C. Momtazee was appointed as the eighth director. Our Board was subsequently increased to ten members with the addition of Charles E. Mitchell Rentschler and Donald C. Roof. On December 16, 2005, Messrs. Bloom, Fisher, Momtazee and Weller resigned as directors, and our Board was decreased from ten to seven members, with one vacancy. Mr. Keating serves as Chief Executive Officer of the combined company and Mr. Murphy serves as our President and Chief Financial Officer. Mr. Weller, former President and Chief Executive Officer of TTI, served as Executive Vice President of Accuride in charge of Components Operations and Integration from February 1, 2005 through December 20, 2005.

Mr.  Dalton is associated with Trimaran Investments II, L.L.C., which, as of April 7, 2006 beneficially owned approximately 11.4% of our outstanding common stock. Mr. Dalton disclaims any beneficial ownership in shares beneficially owned by Trimaran Investments II, L.L.C. or the entities affiliated therewith.

Each of KKR and Trimaran received a $5.0 million transaction fee for, among other things, negotiating the TTI merger, conducting due diligence and arranging financing. In addition, the costs and expenses incurred by KKR and Trimaran in connection with the TTI merger were paid by Accuride and TTI, respectively.

Registration Rights Agreement

In connection with the TTI merger, Accuride, Hubcap Acquisition L.L.C., an affiliate of KKR 1996 GP L.L.C., and certain other parties agreed to amend and restate the January 21, 1998 registration rights agreement between the Company and Hubcap. The amended and restated registration rights agreement became effective on January 31, 2005 and terminated the January 21, 1998 registration rights agreement. The amended and restated registration rights agreement provides that affiliates of KKR, including, without limitation, Hubcap Acquisition, have the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act shares of our common stock held by them. The amended and restated registration rights agreement also provides that affiliates of Trimaran Capital Partners will have the right, under certain circumstances and subject to certain conditions, to require us to register under the Securities Act shares of our common stock held by them. Upon initiation of a “demand” registration by the affiliates of either KKR or Trimaran Capital Partners, the remaining parties to the amended and restated registration rights agreement may participate in the registered offering subject to certain limitations. The amended and restated registration rights agreement provides, among other things, that we will pay all expenses in connection with any demand registration requested by the KKR affiliates and the Trimaran Capital Partners affiliates and in connection with any registration commenced by us as a primary offering in which a party to the amended and restated registration rights agreement participates through “piggyback” registration rights granted under the amended and restated registration rights agreement. The parties to the amended and restated registration rights agreement acknowledged the registration rights of RSTW Partners III, pursuant to a January 21, 1998 Stockholders’ Agreement, as explained below, and certain members of Accuride management and certain employees that are parties to stockholder’s agreements pursuant to the 1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and its Subsidiaries also as explained below.

Stockholders’ Agreement

We entered into a January 21, 1998 Stockholders’ Agreement by and among Accuride, Hubcap Acquisition and RSTW Partners III (as successor-in-interest to Phelps Dodge Corporation) that imposes certain restrictions on RSTW Partners III’s ability to transfer shares of our common stock. Under the January 21, 1998 Stockholders’ Agreement, RSTW Partners III has the right to participate pro rata in certain sales of common stock by Hubcap Acquisition or its affiliates, and Hubcap Acquisition or its affiliates has the right to require RSTW Partners III to participate pro rata in certain sales by Hubcap Acquisition or its affiliates. The January 21, 1998 Stockholders’ Agreement also grants certain demand and piggyback registration rights to RSTW Partners III.

Stockholder’s Agreements under the 1998 Plan

Pursuant to the terms of the 1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries, we entered into Stockholder’s Agreements with certain members of our management team. Each of the Stockholder’s Agreements, as amended (1) provides the stockholder with the right to participate pro rata in certain sales of common stock by Hubcap Acquisition L.L.C., an affiliate of KKR 1996 GP L.L.C., or its affiliates and (2) provides Hubcap Acquisition and its affiliates the right to require each stockholder to participate pro rata in certain sales of common stock by Hubcap Acquisition or its affiliates. The Stockholder’s Agreements also provide certain “piggyback” registration rights equivalent to those granted under the January 31, 2005 amended and restated registration rights agreement, including, subject to certain restrictions and limitations, the right to participate in public offerings pursuant to an effective registration statement relating to shares of common stock held by Hubcap Acquisition or its affiliates.

2005 Shareholder Rights Agreement

In connection with the TTI merger, we entered into a Shareholder Rights Agreement with certain of our stockholders, including certain KKR and Trimaran affiliates. The Shareholder Rights Agreement grants, subject to certain share ownership requirements, Hubcap Acquisition L.L.C., an affiliate of KKR, and certain Trimaran affiliates (or the permitted transferees of Hubcap Acquisition and the Trimaran affiliates) the right to designate directors to our Board, Audit Committee and Compensation Committee. Subject to the fiduciary duties of our Board, we agreed to use our reasonable best efforts to take such actions as are necessary to nominate certain individuals designated by Hubcap Acquisition L.L.C., an affiliate of KKR, and certain Trimaran affiliates as directors and solicit proxies in favor of the election of such individuals. As provided in the Shareholder Rights Agreement, Hubcap Acquisition (and its permitted transferees) may designate (i) four directors so long as it holds at least 30% of our fully diluted capitalization, (ii) three directors so long as it holds at least 25%, but less than 30%, of our fully diluted capitalization, (iii) two directors so long as it holds at least 15%, but less than 25%, of our fully diluted capitalization and (iv) one director so long as it holds at least 10%, but less than 15%, of our fully diluted capitalization. Also, certain Trimaran affiliates may designate (i) four directors so long as they hold at least 30% of our fully diluted capitalization, (ii) three directors so long as they hold at least 25%, but less than 30%, of our fully diluted capitalization, (iii) two directors so long as they hold at least 15%, but less than 25%, of our fully diluted capitalization and (iv) one director so long as they hold at least 10%, but less than 15%, of our fully diluted capitalization. The Trimaran affiliates’ share ownership percentage is based on the shares of our common stock held by Trimaran Capital, L.L.C., Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC Capital Corporation and any person to whom such entities transfer shares of Accuride common stock in compliance with the Shareholder Rights Agreement. The Shareholder Rights Agreement also imposes certain restrictions on each party’s ability to transfer shares of our common stock.

Management Services Agreement

In connection with the TTI merger, which was consummated on January 31, 2005, we entered into a management services agreement with KKR and Trimaran Fund Management L.L.C. (“TFM”) pursuant to which we retained KKR and TFM to provide management, consulting and financial services to Accuride of the type customarily performed by investment companies to its portfolio companies. In exchange for such services, we agreed to pay an annual fee in the amount equal to $665,000 to KKR and $335,000 to TFM. In addition, we will reimburse KKR and TFM, and their respective affiliates, for all reasonable out-of-pocket expenses incurred in connection with such retention, including travel expenses and expenses of legal counsel. We may terminate the management services agreement with respect to either KKR or TFM when one or both parties no longer has the right to appoint one or more members to our Board pursuant to the terms of the Shareholder Rights Agreement that we entered in connection with the TTI merger. Additionally, the management services agreement will automatically terminate upon a change of control as provided in the Shareholder Rights Agreement.

TMB Industries Relationship

Prior to the TTI merger, through TMB Industries, or TMB, members of TTI management held ownership interests in, and in certain instances were directors of, privately-held companies. These privately held companies paid management fees to TMB, a portion of which were distributed to certain TTI executive officers. TTI provided certain administrative services and corporate facilities to TMB and such privately held companies and billed them for reimbursement of the related costs, which TTI recorded as offsets to its selling, general and administrative expenses. TTI received reimbursements totaling approximately $0.5 million for 2004. Given that certain of these privately held companies have similar customers as TTI, TTI also provided certain selling and marketing services through its OEM sales coverage personnel and received reimbursements for their allocable share of the related costs. Following the TTI merger, through TMB, certain former members of TTI management continue to hold ownership interests in privately-held companies. There also exists a limited amount of intercompany supply of product on an arm’s-length basis between privately held companies affiliated with TMB and Accuride. Following the TTI merger, Accuride discontinued TTI’s prior relationship with TMB.

Secondary Offering

In October 2005, we completed a secondary offering of 8,050,000 shares of common stock. All of the shares were sold by selling stockholders, and Accuride did not receive any proceeds from the offering.

KKR Relationship

As of April 7, 2006, KKR 1996 GP L.L.C. beneficially owned approximately 23% of our outstanding shares of common stock. See “Share Ownership by Principal Stockholders and Management.” The managing members of KKR 1996 GP L.L.C. are Messrs. Henry R. Kravis and George R. Roberts and the other members of which are Messrs. Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Perry Golkin, Johannes P. Huth, Todd A. Fisher and Alexander Navab, Jr. Mr. Goltz is also a member of KKR, and Messrs. Greene and Goltz are also members of our Board. Each of the members of KKR 1996 GP L.L.C. is also a member of KKR & Co., L.L.C, which serves as the general partner of KKR.

Pursuant to the management services agreement described above, KKR has agreed to render management, consulting and financial services to us for an annual fee of $665,000.

Trimaran Relationship

As of April 7, 2006, entities affiliated with Trimaran Investments II, L.L.C. beneficially owned approximately 11.4% of our outstanding shares of common stock. See “ Share Ownership by Principal Stockholders and Management.” Trimaran Investments II, L.L.C. is controlled by Messrs. Jay R. Bloom, Andrew R. Heyer and Dean C. Kehler.

Pursuant to the management services agreement described above, Trimaran Fund Management has agreed to render management, consulting and financial services to us for an annual fee of $335,000.

Stock Option Grants

On April 26, 2005, the date our common stock commenced trading, we issued options to purchase up to an aggregate of 718,065 shares of our common stock to our employees under our 2005 Incentive Award Plan at an exercise price of $9.00 per share, the initial public offering price of our common stock. One half of such options will vest and become exercisable, for so long as the recipient of the option continues to provide services to us, in four equal installments beginning on the first anniversary date of grant and continuing on each December 31st thereafter. The other half of such options will vest upon the achievement of certain annual performance objectives in accordance with the same schedule. Of the options to purchase up to an aggregate of 718,065 shares of our common stock granted to our employees under our 2005 Incentive Award Plan, an aggregate of 412,223 shares were granted to our executive officers in the amounts listed below:

Name	Shares Subject to Options
Terrence J. Keating	118,200
John R. Murphy	88,650
David K. Armstrong	56,145
Elizabeth I. Hamme	56,145
Henry L. Taylor	56,145
Robert L. Nida	29,550
Anthony Donatelli	7,388

Also on April 26, 2005, we issued options to purchase an aggregate of 200,000 shares of our common stock, to our non-employee directors under the 2005 Incentive Award Plan at an exercise price equal to the fair market value of our common stock on the date of grant. The exercise price is $9.00 per share, the initial public offering price per share. Such options are fully vested at grant, but will become exercisable in one-third increments over a three-year period on each anniversary of the date of grant.

On August 30, 2005, we issued options under the 2005 Incentive Award Plan to purchase an aggregate of 40,196 shares of our common stock to certain employees promoted to Vice President and Senior Vice President, at an exercise price of $14.92 per share. As part of such option grant, Robert L. Nida received an option to acquire 26,195 shares. One half of such options will vest and become exercisable, for so long as the recipient of the option continues to provide services to us, in four equal installments beginning on the first anniversary date of grant and continuing on each December 31st thereafter. The other half of such options will vest upon the achievement of certain annual performance objectives in accordance with the same schedule.

On February 3, 2006, we issued an option under the 2005 Incentive Award Plan to purchase an aggregate of 40,970 shares of our common stock to Anthony Donatelli, who was promoted to Senior Vice President / Imperial & Bostrom. Subject to Mr. Donatelli continuing to provide service to Accuride, the shares granted under the option will vest in four equal installments beginning on the December 31, 2006 and continuing on each December 31st thereafter.

On April 10, 2006, we issued options to Messrs. Johnson and Muhlhauser, our two new non-employee directors, under the 2005 Incentive Award Plan at an exercise price equal to the fair market value of our common stock on the date of grant. Such options are fully vested at grant, but will become exercisable in one-third increments over a three-year period on each anniversary of the date of grant.

Indemnification of Directors and Officers

Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Furthermore, we have entered, or will enter, into indemnification agreements with each of our directors and officers.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation Committee is currently comprised of three independent, non-employee directors who have no interlocking relationships, as defined by the Securities and Exchange Commission. As part of its duties, the Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluates his performance in light of those goals and objectives and determines and approves the compensation of the Chief Executive Officer based on such evaluation. The Compensation Committee also makes recommendations to the Board with respect to non-CEO executive officer compensation, incentive-compensation plans and equity-based plans, and reviews all officers’ employment agreements and severance arrangements. The Compensation Committee also manages and periodically reviews all annual bonus, long-term incentive compensation, stock option, employee pension and welfare benefit plans. In connection with such duties, the Compensation Committee determines base salary levels and incentive bonus programs for the Company’s executive officers at or about the start of the fiscal year, and determines actual bonuses after the end of such fiscal year based upon the achievement of Company or subsidiary profit levels. The Compensation Committee also determines stock option awards to executives throughout the year.

Compensation Policy and Philosophy

We believe that in order to attract and retain qualified executives, the Company’s compensation policies must be competitive with comparable companies in similar industries. To that end, our executive compensation programs are designed to:

•       attract and retain executives who will contribute to the Company’s long-term success;

•       reward executives for achieving both short and long-term strategic Company goals;

•       link executive and stockholder interest through equity-based plans; and

•       recognize individual contributions and Company performance.

A substantial portion of each executive’s total compensation is intended to be variable and to relate to and be contingent upon the achievement of Company profit levels.

Executive Compensation Components

The three key components of the Company’s executive compensation program in fiscal 2005 were base salary, short-term incentives, represented by the Company’s annual incentive compensation plan, and long-term incentives, represented by the Company’s stock programs. The Company also provides benefits to its executives to provide for health, welfare and security needs, as well as for executive efficiency. The Company’s current policies with respect to the three principal elements of its executive compensation program, as well as the basis for the compensation awarded to Terrence J. Keating, the Company’s present Chief Executive Officer is discussed below.

Base Salary

Base salaries of executive officers are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions for manufacturing companies. The Compensation Committee considers not only the achievement of corporate and business unit financial and strategic goals, but also individual performance, including managerial effectiveness, teamwork and customer satisfaction. Base salaries of executive officers in fiscal 2005 were set at levels comparable to levels at other companies in the manufacturing sector to help the Company attract and retain highly talented individuals in an increasingly competitive market.

Annual Incentive Compensation Plan

Certain of our employees are eligible to earn bonus compensation pursuant to the terms of our Annual Incentive Compensation Plan, or AICP, based upon attainment of corporate, plant and/or individual performance goals. Target bonuses for senior executives range, depending on organizational level, from 50% to 75% of salary, with maximum bonuses ranging from 90% to 135% of salary. Bonuses are paid only if the threshold corporate targets are met. Corporate targets are typically based on EBITDA and cash flow. For those individuals with job responsibilities directly related to specific business units, other operational metrics related to those business units are used. Participants must be actively employed at the end of the fiscal year in order to be eligible for a bonus. If a participant dies, retires, becomes disabled or loses his or her job because of a reduction in force or as a result of a merger or sale, participants are eligible to receive a pro rata portion of their bonus.

At or near the beginning of each fiscal year, the Compensation Committee adopts a threshold corporate target relating to the bonus program for that fiscal year. All bonus amounts earned in fiscal 2005 were paid out in March 2006.

Equity-Based Compensation

Under the Company’s 2005 Incentive Award Plan and 1998 Stock Purchase and Option Plan for Employees of Accuride Corporation and Subsidiaries, stock options may be granted to executive officers and other key employees of the Company. The size of stock option awards is based primarily on an individual’s performance and the individual’s responsibilities and position with the Company, as well as on the individual’s present outstanding vested and unvested options. Options are designed to align the interests of executive officers and key employees with those of stockholders. Stock options are granted with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and current grants generally vest over four years, subject to the Compensation Committee’s discretion to vary the vesting schedule. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized from the stock option grant unless the price of the common stock rises over a number of years.

In addition to the 2005 Incentive Award Plan, all eligible employees of the Company, including executive officers, may participate in a payroll deduction Employee Stock Purchase Plan pursuant to which common stock of the Company may be purchased at the end of each three-month offering period, at a purchase price equal to 95% of its fair market value at the end of such offering period.

In connection with the Company’s initial public offering of common stock in April 2005, the Company issued options to its Board and certain executive officers as disclosed under the caption “Certain Relationships and Related Transactions—Stock Option Grants” in the proxy statement in which this report is incorporated.

Benefit Plans and Other Indirect Compensation

In addition to employee benefit plans which are generally made available to employees of the Company, the named executive officers are eligible to participate in and receive additional benefit plans and perquisites, which may or may not meet the threshold for disclosure in the annual compensation table. In particular the named executive officers are eligible for:

•       Financial planning services, up to $12,360 per year for our President and Chief Executive Officer and up to $9,785 for each of our Executive Vice Presidents and Senior Vice Presidents, plus a gross up for taxes incurred by the executive for receiving such services.

•       Executive life insurance plan, which provides cash payments to executives for the payment of premiums on life insurance owned by the executive, plus a tax gross up on such payments.

•       Premiums on personal excess umbrella insurance coverage.

•       Executive Retirement Allowance calculated using eligible salary in excess of the Internal Revenue Code Section 401(a)(17) compensation limit ($210,000 for 2005). The three components of the Executive Retirement Allowance are equal to the employer matching contributions under the Accuride Employee Savings Plan, Profit Sharing and the Cash Balance credit under the Accuride Retirement Plan. The allowance is in the form of cash payment to eligible executives and is grossed up for taxes.

•       Severance upon a change in control pursuant to the Change in Control Agreements described under the heading “Severance and Change in Control Agreements” in the proxy statement in which this report is incorporated.

Compensation of the Chief Executive Officer

The Compensation Committee evaluates the Chief Executive Officer’s performance each year. The base salary and annual incentive bonus of our Chief Executive Officer, Terrence Keating, was determined based on a number of factors, including comparative salaries of chief executive officers of similar manufacturing companies and the Company’s performance targets for fiscal 2005. Mr. Keating’s base salary for fiscal 2005 was set at a level competitive with industry standards consistent with the Compensation Committee’s philosophy set forth above in “Base Salary.” Mr. Keating received an incentive bonus of $536,239 in fiscal 2005 based on the Company’s performance relative to certain pre-set EBITDA (earning before interest, taxes, depreciation and amortization) targets and was granted an option to purchase 118,200 shares of common stock during fiscal year 2005. One half of such option shares will vest and become exercisable, for so long as Mr. Keating continues to provide services to us, in four equal installments beginning on the first anniversary date of grant and continuing on each December 31st thereafter. The other half of such options will vest upon the achievement of certain annual performance objectives in accordance with the same schedule.

Section 162(m) of the Internal Revenue Code, or the Code, limits the tax deduction of a publicly held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. To date, amounts payable to our executive officers have been grand-fathered from the limitations of Code Section 162(m) under a special rule for companies going public. However, amounts payable in the future may be subject to the limitations of Code Section 162(m) unless such amounts constitute “qualified performance based compensation” under Code Section 162(m).  Generally, the Committee desires to maintain the tax deductibility of the compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s compensation programs. The Committee will continue to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

The Compensation Committee believes that Mr. Keating’s total compensation package is appropriate in light of the Company’s performance against established corporate objectives.

By the Members of the
Compensation Committee
James H. Greene, Jr., Chairman
Frederick M. Goltz
Charles E. Mitchell Rentschler

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

All actions reported herein as taken by the Audit Committee occurred prior to April 10, 2006, the date that Donald Johnson joined the committee.

The Audit Committee is comprised of three members, Donald C. Roof, Chairman, Charles E. Mitchell Rentschler and Donald T. Johnson, Jr., each of whom is “independent,” as defined in the rules and regulations of the New York Stock Exchange (“NYSE”). Mr. Johnson joined the Audit Committee in April 2006, and all references to actions taken by the Audit Committee are to actions taken by the members of the Audit Committee as comprised at the time such action was taken. Upon the recommendation of the Audit Committee and in compliance with regulations of the NYSE, the Board has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings and the responsibilities of the Audit Committee.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005, which include the consolidated balance sheets of the Company as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Review with Management

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Review and Discussion with Independent Registered Public Accounting Firm

The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication With Audit Committees,” which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles in the United States of America, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with Deloitte & Touche LLP matters relating to its independence and has received the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for their audits. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls in connection with their audit procedures, and the overall quality of the Company’s financial reporting.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form l0-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification described in Proposal No. Two, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

By the Members of the Audit Committee
Donald C. Roof, Chairman
Charles E. Mitchell Rentschler
Donald T. Johnson, Jr.

COMPARATIVE STOCK PERFORMANCE

The following graph shows the total stockholder return of an investment of $100 in cash on April 26, 2005, the date public trading commenced in the Company’s common stock, for (i) the Company’s common stock, (ii) the S&P 500 Index, and (iii) a peer group of companies we call Commercial Vehicle Suppliers. We believe that a peer group of representative independent automotive suppliers of approximately comparable size and products to Accuride Corporation is appropriate for comparing shareowner return. The Commercial Vehicle Suppliers group consists of ArvinMeritor, Inc., Commercial Vehicle Group, Inc., Cummins Inc., Eaton Corporation and Stoneridge Inc. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 2005.

	April 26, 2005	December 31, 2005
Accuride Corporation	$100	$143.3
S&P 500 Index	$100	$108.4
Commercial Vehicle Suppliers	$100	$118.5

OTHER MATTERS

The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board may recommend.

It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to mark, sign, date and return the accompanying Proxy as promptly as possible in the postage-paid envelope enclosed for that purpose.

Any person who was a beneficial owner of common stock on the record date for the 2006 Annual Meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission without charge (except for exhibits to such annual report which will be furnished upon payment of the Company’s reasonable expenses in furnishing such exhibits). The request for such materials should identify the person making the request as a stockholder of the Company as of the record date and should be directed to Investor Relations, Accuride Corporation, 7140 Office Circle, P.O. Box 15600, Evansville, IN 47716.

BY ORDER OF THE BOARD OF DIRECTORS
/s/ DAVID K. ARMSTRONG
David K. Armstrong
Corporate Secretary
Dated: April 18, 2006

Appendix A

AUDIT COMMITTEE CHARTER
of the Audit Committee
of Accuride Corporation

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Accuride Corporation (the “Company”) on April 14, 2005.

I.   Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board with its oversight responsibilities regarding:  (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditor. The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

Notwithstanding the foregoing, the Committee’s responsibilities are limited to oversight. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements as well as the Company’s financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent auditor is responsible for performing an audit of the Company’s annual financial statements, expressing an opinion as to the conformity of such annual financial statements with generally accepted accounting principles and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and in accordance with generally accepted accounting principles and applicable laws, rules and regulations. Each member of the Committee shall be entitled to rely on the integrity of those persons within the Company and of the professionals and experts (including the Company’s internal auditor (or others responsible for the internal audit function, including contracted non-employee or audit or accounting firms engaged to provide internal audit services) (the “internal auditor”) and the Company’s independent auditor) from which the Committee receives information and, absent actual knowledge to the contrary, the accuracy of the financial and other information provided to the Committee by such persons, professionals or experts.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II.   Membership

The Committee shall consist of no fewer than three members of the Board, provided, however, that for up to one year following the consummation of the Company’s initial public offering, the Committee may consist of no fewer than two members of the Board. Each Committee member shall be financially literate as determined by the Board in its business judgment or must become financially literate within a reasonable period of time after his or her appointment to the Committee. Members of the Committee are not required to be engaged in the accounting and auditing profession and, consequently, some members may not be expert in financial matters, or in matters involving auditing or accounting. However, at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. In addition, either at least one member of the Committee shall be an “audit committee financial expert” within the definition adopted by the SEC or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Each Committee member shall satisfy the independence requirements of the New York Stock Exchange and Exchange Act Rule 10A-3(b)(1). No Committee member may simultaneously serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be removed from the Committee, with or without cause, by the Board.

III.   Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet at least once during each fiscal quarter and more frequently as the Committee deems desirable. The Committee shall meet separately, periodically, with management, with the internal auditor and with the independent auditor.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the internal auditor, any other financial personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director that is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors (accounting, financial or otherwise) that the Committee believes to be necessary or appropriate. The Committee may also utilize the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services, for payment of compensation to any advisors employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Committee may conduct or authorize investigations into any matters within the scope of the powers and responsibilities delegated to the Committee.

IV.   Powers and Responsibilities

Interaction with the Independent Auditor

1.   Appointment and Oversight.   The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee.

2.   Pre-Approval of Services.   Before the independent auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Committee shall pre-approve the engagement. Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Committee regarding the Company’s engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Committee is informed of each service provided and such policies and procedures do not include delegation of the Committee’s responsibilities under the Exchange Act to the Company’s management. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting. If the Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Committee must be informed of each non-audit service provided by the independent auditor. Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC.

3.   Independence of Independent Auditor.   The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor’s senior personnel that are providing audit services to the Company. In conducting its review:

           (i)  The Committee shall obtain and review a report prepared by the independent auditor describing (a) the auditing firm’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues.

         (ii)  The Committee shall discuss with the independent auditor its independence from the Company, and obtain and review a written statement prepared by the independent auditor describing all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1, and consider the impact that any relationships or services may have on the objectivity and independence of the independent auditor.

        (iii)  The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.

         (iv)  The Committee shall consider whether the Company should adopt a rotation of the annual audit among independent auditing firms.

          (v)  The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.

Annual Financial Statements and Annual Audit

4.                Meetings with Management, the Independent Auditor and the Internal Auditor.

           (i)  The Committee shall meet with management, the independent auditor and the internal auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit.

         (ii)  The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding:  (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

        (iii)  The Committee shall review and discuss the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.                Separate Meetings with the Independent Auditor.

           (i)  The Committee shall review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management’s responses to such matters. Among the items that the Committee should consider reviewing with the Independent Auditor are:  (A) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); (B) any communications between the audit team and the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and (C) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company. The Committee shall obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.

         (ii)  The Committee shall discuss with the independent auditor the report that such auditor is required to make to the Committee regarding:  (A) all accounting policies and practices to be used that the independent auditor identifies as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and (C) all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, independent auditor’s independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any.

        (iii)  The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as then in effect.

6.   Recommendation to Include Financial Statements in Annual Report.   The Committee shall, based on the review and discussions in paragraphs 4(iii) and 5(iii) above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence pursuant to subparagraph 3(ii) above, determine whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

Quarterly Financial Statements

7.   Meetings with Management, the Independent Auditor and the Internal Auditor.   The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Internal Audit

8.   Appointment.   The Committee shall review the appointment and replacement of the internal auditor.

9.   Separate Meetings with the Internal Auditor.   The Committee shall meet periodically with the Company’s internal auditor to discuss the responsibilities, budget and staffing of the Company’s internal audit function and any issues that the internal auditor believes warrant audit committee attention. The Committee shall discuss with the internal auditor any significant reports to management prepared by the internal auditor and any responses from management.

Other Powers and Responsibilities

10.   The Committee shall discuss with management and the independent auditor the Company’s earnings press releases (with particular focus on any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

11.   The Committee shall discuss with management and the independent auditor any related-party transactions brought to the Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

12.   The Committee shall discuss with management and the independent auditor any correspondence from or with regulators or governmental agencies, any employee complaints or any published reports that raise material issues regarding the Company’s financial statements, financial reporting process, accounting policies or internal audit function.

13.   The Committee shall discuss with the Company’s General Counsel or outside counsel any legal matters brought to the Committee’s attention that could reasonably be expected to have a material impact on the Company’s financial statements.

14.   The Committee shall request assurances from management, the independent auditor and the Company’s internal auditors that the Company’s foreign subsidiaries and foreign affiliated entities, if any, are in conformity with applicable legal requirements, including disclosure of affiliated party transactions.

15.   The Committee shall discuss with management the Company’s policies with respect to risk assessment and risk management. The Committee shall discuss with management the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

16.   The Committee shall set clear hiring policies for employees or former employees of the Company’s independent auditor.

17.   The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters. The Committee shall also establish procedures for the confidential and anonymous submission by employees regarding questionable accounting or auditing matters.

18.   The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements for inclusion in each of the Company’s annual proxy statements.

19.   The Committee, through its Chair, shall report regularly to, and review with, the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditor, the performance of the Company’s internal audit function or any other matter the Committee determines is necessary or advisable to report to the Board.

20    The Committee shall at least annually perform an evaluation of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter.

21.   The Committee shall at least annually review and reassess this Charter and submit any recommended changes to the Board for its consideration.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ACCURIDE CORPORATION

2006 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Accuride Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, and hereby appoints Terrence J. Keating and David K. Armstrong, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Accuride Corporation to be held on May 19, 2006, at 10:00 a.m., at the Marriott Evansville Airport, 7101 Highway 41 North, Evansville, IN 47725, and at any adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS NAMED HEREIN, “FOR” EACH PROPOSAL LISTED, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING, EITHER OF SUCH ATTORNEYS OR SUBSTITUTES SHALL HAVE AND MAY EXERCISE ALL OF THE POWERS OF SAID ATTORNEYS-IN-FACT HEREUNDER.

(Continued, and to be marked, dated and signed, on the other side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors
NOMINEES:
☐	FOR all nominees	o	Mark D. Dalton				FOR	AGAINST	ABSTAIN
☐	WITHHOLD Authority	o	Frederick M. Goltz		2.	Proposal to ratify the appointment of Deloitte &	☐	☐	☐
	for all nominees	o	James H. Greene, Jr.			Touche LLP as the independent registered
		o	Donald T. Johnson, Jr.			public accounting firm of the Company for the
		o	Terrence J. Keating			2006 fiscal year.
☐	FOR ALL EXCEPT	o	Craig H. Muhlhauser
	(See instructions below)	o	Charles E. Mitchell		3.	And upon such other matters that may properly
			Rentschler			come before the meeting and any adjournment(s)
		o	Donald C. Roof			thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here

To change the address on your account, please check the
box to the right and indicate your new address in the
address space above.  Please note that changes to the
registered name(s) on the account may not be submitted
via this method.

☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:   Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full name as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.